FOOTSTAR, INC. and SUBSIDIARY COMPANIES

EXHIBIT 10.4
First Amendment to Footstar, Inc. 2006 Non-Employee’s Director Stock Plan
Pursuant to a resolution adopted by the Board of Directors at a meeting duly held on June 17, 2008 the 2006 Non-Employee Director Stock Plan (the “Plan”) is hereby amended by adding the following at the end of Section 7 of the Plan:
Notwithstanding anything in this Plan to the contrary, if an Eligible Director’s term expires in a year in which an election under this Section 7 may be made, such Eligible Director shall nonetheless have the right to elect to receive his or her director fees for such year in shares of Stock but such shares shall be restricted shares (together with any dividends thereon) and not released to such Eligible Director until he or she is re-elected to serve as an Eligible Director for the remainder of the year. If such Eligible Director is not re-elected to serve as an Eligible Director for the remainder of the year, such Eligible Director shall forfeit a portion of these restricted shares which amount shall be determined by multiplying the number of restricted shares by a fraction the numerator of which shall be the number of weeks such Eligible Director will not be serving as an Eligible Director in the calendar year in question and the denominator of which shall be 52. After taking into account the number of forfeited restricted shares, such remaining shares shall be fully vested. For the 2008 calendar year, Eligible Directors in Class II may make this election prior to June 19, 2008 and the amount of restricted shares of Stock issued shall be determined based on the fair market value of the Stock on June 19, 2008.

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